Exhibit 23.4

                           DeGolyer and MacNaughton
                              One Energy Square
                             Dallas, Texas 75206


                                 May 19, 1995




Triton Energy Corporation
6688 North Central Expressway
Suite 1400
Dallas, Texas  75206

Gentlemen:

     We hereby consent to (i) the incorporation by reference from Triton Energy Corporation's (the Company's) Transition Report on Form 10-K for the period from June 1, 1994 to December 31, 1994, and inclusion in the Company's Registration Statement on Form S-3 relating to an offering of the Company's securities, of certain data from our report dated January 30, 1995, entitled "Appraisal Report as of December 31, 1994 on Certain Properties in Colombia owned by Triton Colombia Incorporated" under the caption "Properties - Reserves" in Item 2 of said Form 10K and (ii) the specific references to our firm in "Experts" in Form 10-K and Form S-3.


      Very truly yours,



     DeGOLYER and MacNAUGHTON